EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SANMINA-SCI ANNOUNCES SECOND QUARTER RESULTS

SAN JOSE, CA (April 24, 2007) Sanmina-SCI Corporation (“the Company”) (NASDAQ NM: SANM), a leading global electronics manufacturing services (EMS) company, today reported financial results for its second fiscal quarter ended March 31, 2007.

For the second quarter ended March 31, 2007, Sanmina-SCI reported revenue of $2.61 billion, down from $2.78 billion in the first quarter of fiscal 2007 ended December 31, 2006 and modestly down from $2.67 billion reported in the second quarter of fiscal 2006 ended April 1, 2006.

Non-GAAP Financial Results for the Quarter (1)

Net income for the second fiscal quarter of 2007 was $793 thousand, down from the first quarter net income of $34.7 million. Diluted earnings per share for the quarter was break-even, compared to $0.07 in the prior quarter.  Operating income was $40.2 million or 1.5% of revenue, compared to $70.6 million, or 2.5% of revenue in the prior quarter and $66.3 million, or 2.5% of revenue in the same period a year ago.   Gross profit was $139.2 million or 5.3% of revenue, compared to $169.9 million, or 6.1% in the prior quarter.

GAAP Financial Results for the Quarter

For the second quarter of fiscal 2007,  the Company reported a net loss of $26.1 million, versus net income of $28.3 million for the first quarter fiscal 2007 and a net loss of $76.1 million for the same period a year ago.  Diluted loss per share for the quarter was $0.05.

FINANCIAL RESULTS
(In thousands, except per share data)	Q2:2007	Q1:2007	Q2:2006
			(Restated)
Revenue	$2,611,689	$2,778,790	$2,668,418
GAAP:
Net Income (loss)	$(26,132)	$28,249	$(76,062)
Earnings (loss) per share	$(0.05)	$0.05	$(0.14)
Non-GAAP:(1)
Gross Profit	$139,155	$169,941	$164,833
Gross Margin	5.3%	6.1%	6.2%
Operating Income	$40,165	$70,631	$66,281
Operating Margin	1.5%	2.5%	2.5%
Net Income	$793	$34,652	$30,460
Earnings per share	$0.00	$0.07	$0.06

Balance Sheet Metrics

In the second quarter ended March 31, 2007, financial management ratios strengthened over the first quarter ended December 31, 2006 as inventory decreased $111.0 million from the prior quarter with inventory turns improving to 8.1x.  Cash flow from operations was $134.3 million in the quarter.

At March 31, 2007, the Company reported $664.1 million in cash and cash equivalents a $125.3 million increase over the prior quarter.  At quarter-end, the Company also reported a current ratio of 1.4, working capital of $1.0 billion, and stockholders’ equity of $2.3 billion.

“As previously announced, our second quarter revenues were below expectations.  While the second quarter has historically been a seasonally weak quarter for us, profitability was further impacted by an unfavorable product-mix with a higher than anticipated decline in demand from the communications and high-end computing markets.  Demand in the third quarter continues to be weaker than traditional levels, but we do see signs of improvement that should contribute positively in the second half of the calendar year,” stated Jure Sola, Chairman and Chief Executive Officer.

(1)             Non-GAAP financial results exclude integration and restructuring costs, amortization expense, impairment charges, stock-based compensation expenses and other infrequent or unusual items.  Please refer to “Non-GAAP Financial Information” below for a discussion of how the above non-GAAP financial measures are calculated and why we believe this information is useful to investors.  A reconciliation from GAAP to non-GAAP results is contained in the attached financial summary and is available in the Investor Relations section of our website at www.sanmina-sci.com.

Company Outlook

The following statements are based on current expectations.  These statements are forward-looking and actual results may differ materially.  Please refer to the Risk Factors reported in the Company’s annual and quarterly reports on file with the Securities and Exchange Commission for a description of some of the factors that could influence the Company’s ability to achieve the projected results.

The Company provides the following guidance with respect to its third fiscal quarter ending June 30, 2007:

•      Revenue is expected to be in the range of $2.55 billion to $2.65 billion;

•      Non-GAAP diluted earnings per share to be between $0.01 and $0.03, excluding stock-based compensation expenses, integration and restructuring costs, impairment charges, other infrequent or unusual items and amortization expense.

Non-GAAP Financial Information

In the summary table set forth above, we present the following non-GAAP financial measures:  gross profit, gross margin, operating income, operating margin, net income and earnings per share.  In computing each of these non-GAAP financial measures, we exclude charges or gains relating to: stock-based compensation expenses, restructuring costs (including employee severance and benefits costs and charges related to excess facilities and assets), integration costs (consisting of costs associated with the integration of acquired businesses into our operations), impairment charges for goodwill and intangible assets, amortization expense and other infrequent or unusual items, to the extent material or which we consider to be of a non-operational nature in the applicable period.

We have furnished these non-GAAP financial measures because we believe they provide useful supplemental information to investors in that they eliminate certain financial items that are of a non-recurring, unusual or infrequent nature or are not related to the Company’s regular, ongoing business.  Our management also uses this information internally for forecasting, budgeting and other analytical purposes.  Therefore, the non-GAAP financial measures enable investors to analyze the core financial and operating performance of our Company and to facilitate period-to-period comparisons and analysis of operating trends.  A reconciliation from GAAP to non-GAAP results is contained in the attached financial summary and is available on the Investor Relations section of our website at www.sanmina-sci.com. Sanmina-SCI provides earnings guidance only on a non-GAAP basis due to the inherent uncertainties associated with forecasting the timing and amount of restructuring, impairment and other unusual and infrequent items.

The non-GAAP financial information presented in this release may vary from non-GAAP financial measures used by other companies.  In addition, non-GAAP financial information should not be viewed as a substitute for financial data prepared in accordance with GAAP.

Company Conference Call Information

Sanmina-SCI will be holding a conference call regarding this announcement on Tuesday, April 24, 2007 at 5:00 p.m. ET (2:00 p.m. PT). The access numbers are: domestic 877-273-6760 and international 706-634-6605.  The conference will be broadcast live over the Internet.  Log on to the live webcast at www.sanmina-sci.com.  Additional information in the form of a slide presentation is available by logging onto Sanmina-SCI’s website at www.sanmina-sci.com.   A replay of today’s conference call will be available for 48-hours.  The access numbers are: domestic 800-642-1687 and international 706-645-9291, access code is 6157797

About Sanmina-SCI
Sanmina-SCI Corporation (NASDAQ: SANM) is a leading electronics contract manufacturer serving the fastest-growing segments of the global electronics manufacturing services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering superior quality and support to large OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, computer technology and multimedia sectors.

Sanmina-SCI has facilities strategically located in key regions throughout the world. Information about Sanmina-SCI is available at www.sanmina-sci.com.

Sanmina-SCI Safe Harbor Statement

The foregoing, including the discussion regarding the Company’s future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of Sanmina-SCI to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions, and competition and technological change. The Company’s actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of these and other factors, including factors set forth in the Company’s fiscal year 2006 Annual Report on Form 10-K filed on January 3, 2007 and the other reports, including quarterly reports on Form 10-Q and current reports on Form 8-K, that the Company files with the Securities Exchange Commission.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(GAAP)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2007	April 1, 2006	March 31, 2007	April 1, 2006
		(Restated)		(Restated)
Net sales	$2,611,689	$2,668,418	$5,390,479	$5,530,215
Cost of sales	2,473,969	2,503,859	5,084,081	5,197,169
Gross profit	137,720	164,559	306,398	333,046

Operating expenses:
Selling, general and administrative	93,496	87,049	189,814	177,152
Research and development	8,971	10,434	17,933	19,481
Amortization of intangible assets	1,611	2,071	3,261	4,304
Restructuring costs	18,947	20,593	22,162	56,221
Total operating expenses	123,025	120,147	233,170	257,158

Operating income	14,695	44,412	73,228	75,888

Interest Income	8,671	5,091	19,571	11,016
Interest expense	(45,780)	(30,724)	(89,111)	(63,676)
Loss on extinguishment of debt	—	(84,600)	—	(84,600)
Other income (expense), net	(553)	(3,682)	10,408	(9,389)
Interest and other expense, net	(37,662)	(113,915)	(59,132)	(146,649)

Income (loss) before income taxes and cumulative effect of accounting change	(22,967)	(69,503)	14,096	(70,761)

Provision for (benefit from) income taxes	3,165	6,559	11,979	(6,398)

Income (loss) before cumulative effect of accounting change	(26,132)	(76,062)	2,117	(64,363)

Cumulative effect of accounting change, net of tax	—	—	—	5,695

Net income (loss)	$(26,132)	$(76,062)	$2,117	$(58,668)

Net income (loss) per share before cumulative effect of accounting change:
Basic	$(0.05)	$(0.14)	$0.00	$(0.12)
Diluted	$(0.05)	$(0.14)	$0.00	$(0.12)

Net income (loss) per share:
Basic	$(0.05)	$(0.14)	$0.00	$(0.11)
Diluted	$(0.05)	$(0.14)	$0.00	$(0.11)

Weighted-Average Shares used in computing per share amounts:
Basic	527,101	525,256	527,106	524,784
Diluted	527,101	525,256	528,570	524,784

Sanmina - SCI Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(GAAP)

	March 31,	September 30,
	2007	2006
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$664,092	$491,829
Accounts receivable, net	1,408,198	1,526,373
Inventories	1,217,113	1,318,400
Prepaid expenses and other current assets	130,041	131,144
Deferred income taxes	22,907	23,257
Total current assets	3,442,351	3,491,003

Property, plant and equipment, net	617,357	620,132
Goodwill	1,614,551	1,613,230
Other intangible assets, net	26,017	29,802
Other non-current assets	78,420	94,512
Restricted cash	13,194	13,751
Total assets	$5,791,890	$5,862,430

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,375,463	$1,494,603
Accrued liabilities	192,661	223,263
Accrued payroll and related benefits	144,894	156,248
Current portion of long-term debt	700,114	100,135
Total current liabilities	2,413,132	1,974,249

Long-term liabilities:
Long-term debt, net of current portion	985,964	1,507,218
Other	107,901	110,400
Total long-term liabilities	1,093,865	1,617,618

Total Stockholder’s equity:	2,284,893	2,270,563

Total liabilities and stockholders’ equity	$5,791,890	$5,862,430

Sanmina - SCI Corporation

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2007	April 1, 2006	March 31, 2007	April 1, 2006
		(Restated)		(Restated)

GAAP Gross Profit	$137,720	$164,559	$306,398	$333,046
GAAP gross margin	5.3%	6.2%	5.7%	6.0%
Adjustments:
Stock compensation expense (1)	1,214	274	2,256	2,860
Amortization of intangible asset	221	—	442	—
Non-GAAP Gross Profit	139,155	164,833	309,096	335,906
Non-GAAP gross margin	5.3%	6.2%	5.7%	6.1%

GAAP operating income	$14,695	$44,412	$73,228	$75,888
GAAP operating margin	0.6%	1.7%	1.4%	1.4%
Adjustments:
Stock compensation expense (recovery)(1)	3,420	(886)	6,058	5,732
Amortization of intangible assets	1,832	2,071	3,703	4,304
Stock Option Investigation and Integration	1,271	91	5,645	266
Restructuring	18,947	20,593	22,162	56,221
Non-GAAP operating income	$40,165	66,281	110,796	142,411
Non-GAAP operating margin	1.5%	2.5%	2.1%	2.6%

GAAP net income (loss)	$(26,132)	$(76,062)	$2,117	$(58,668)
Adjustments:
Operating income adjustments (see above)	25,470	21,869	37,568	66,523
Gain on sale of surplus real estate	—	—	(6,840)	—
Loss on redemption of High Yield Senior Secured Note due 2010 (3)	—	84,603	—	90,073
Cumulative effect of accounting change (2)	—	—	—	(5,695)
Tax effect of above items	1,455	50	2,600	(22,192)
Non-GAAP net income	$793	$30,460	$35,445	$70,041

Non-GAAP Earnings Per Share:
Basic	$0.00	$0.06	$0.07	$0.13
Diluted	$0.00	$0.06	$0.07	$0.13

Weighted-Average Shares used in computing Non-GAAP earnings per share amounts:
Basic	527,101	525,256	527,106	524,784
Diluted	528,842	525,463	528,570	525,078

(1)             Total stock compensation expense for the three and six months ended March 31, 2007 and April 1, 2006 are presented as follows:

	Three Months Ended		Six Months Ended
	March 31, 2007	April 1, 2006	March 31, 2007	April 1, 2006
		(Restated)		(Restated)
	(In millions)
Cost of sales	$1.2	$0.3	$2.2	$2.9
Selling, general and administrative	2.1	(1.3)	3.6	2.5
Research and development	0.1	0.1	0.2	0.3
	$3.4	$(0.9)	$6.0	$5.7

(2)             The impact of adoption of SFAS 123R "Share-Based Payments," recorded in the first quarter of fiscal 2006 (restated) was approximately $5.7 million.

(3)             The Company recorded a net loss of approximately $84.6 million from the early extinguishment of the $750 million 10.375% Notes in the second quarter of fiscal 2006 (restated). The amount included a $112.2 million loss on early extinguishment and the net benefit of $22.1 million from an adjustment of the interest rate swap with respect to the 10.375% Notes.